Exhibit 99.2

FINAL TRANSCRIPT

CCBN StreetEvents

CCBN StreetEvents Conference Call Transcript

ICPT - Q3 2003 InterCept Earnings Analyst Meeting

Event Date/Time: Nov. 12. 2003 / 9:00 AM ET

Event Duration: N/A

FINAL TRANSCRIPT

ICPT - Q3 2003 InterCept Earnings Analyst Meeting

CORPORATE PARTICIPANTS

John Collins

Chairman and CEO - InterCept, Inc.

Carole Collins

Director of Investor Relations - InterCept, Inc.

G. Lynn Boggs

President and COO - InterCept, Inc.

Jeff Berns

Senior Vice President, National Sales - InterCept, Inc.

Scott Meyerhoff

SVP and CFO - InterCept, Inc.

Randy Fluitt

Executive Vice President, Operations - InterCept, Inc.

John Perry

CEO, InterCept Payment Solutions - InterCept, Inc.

CONFERENCE CALL PARTICIPANTS

Craig Peckham

Jefferies & Co. - Analyst

Stephen Laws

W.R. Hambrecht - Analyst

David Trossman

Wachovia Securities - Analyst

Kevin Bannon

SunTrust Robinson Humphrey Capital Markets - Analyst

Shane Diamant

Stephens, Inc. - Analyst

Unidentified Participant

PRESENTATION

John Collins - Chairman and CEO - InterCept, Inc.

Thank you for joining us this morning. I want to thank the analysts that are actually with us here and - as well as the people that are joining us on the Webcast. Before we actually get the meeting started, I want to turn it over to Carole Collins to make an announcement and then we’ll get started. Carole?

Carole Collins - Director of Investor Relations - InterCept, Inc.

Thanks, John. I’m going to read the forward-looking statement, so just bear with me for a minute or two. Statements in this presentation relating to future events, projections, plans and underlying assumptions are forward-looking statements within the meaning of securities laws. Actual results may differ materially from these forward-looking statements, which are subject to risks and uncertainties. For a discussion of the risks and factors that could cause InterCept’s actual results to differ materially from the forward-looking statements, see the following two slides. And these are the following two slides.

These risks and uncertainties include whether InterCept can convert Sovereign Bank to InterCept’s item processing and check imaging centers in the time frames it expects, the effects of the recent MasterCard and Visa settlement, how and when the SLM loan situation will ultimately be resolved and the timing and amount of any charges related to that loan, the possible inaccuracy of InterCept’s estimates of the costs to defend and pursue litigation, and whether InterCept can meet its budget goals, continue to sustain its current internal growth rate or its total growth rate, successfully integrate acquisitions of assets and businesses and other operations it may acquire, continue to provide enhanced and new products and services that appeal to its financial institution and merchant customers, continue to have access to the debt and equity capital it needs to sustain its growth, and achieve its sales objectives.

Other risks include whether InterCept can make changes to iBill’s business without suffering a further decline in its operating performance, the possibility that, notwithstanding these changes, credit card companies may fine InterCept again for excessive credit card charge-backs or other issues arising out of the its merchant services operations and the possibility that the termination of customers or other changes in the merchant services business could affect its value and result in the impairment of the asset or other intangible assets, which would require InterCept to record an impairment charge in its statement of operations. For more information about some of these risks and uncertainties, please see the section in our most recent quarterly report on Form 10-Q entitled Management’s Discussion and Analysis of Financial

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ICPT - Q3 2003 InterCept Earnings Analyst Meeting

Condition and Results of Operations - Disclosure Regarding Forward-Looking Statements.

And with that, I’ll turn it back over to John.

John Collins - Chairman and CEO - InterCept, Inc.

Thank you. I’m going to begin my comments with, really, a comment about the announcement that I’ve made to the board on the possibility of taking this company private - of John Collins doing that. And I just want to make sure that everybody here understands that the subject matter today is about InterCept and not about that subject and I won’t be, nor will the company be addressing any questions relative to that. There’s very little that’s known about it at this particular moment and I’ve been advised not to discuss it as well.

So this is about InterCept. That’s what the meetings about and that’s what we’ll be discussing here. The first thing I’d like to mention is the fact that, obviously, the management’s disappointed in our performance in the past quarter. As far as that goes, this year. But I think that it’s important to say and we’ll discuss these things throughout this presentation, but I think it’s important to say that I still believe very much in this company. I think that’s even apparent by my actions. But I believe very much in this company. I believe this company is fundamentally healthy. The core business is sound, continues to grow. I have a lot of faith in it and we all, I think all the management in this company feels the same way.

I think that there have been several issues, many of which we’ll discuss and you’ll be able to ask questions about. But we’ll discuss those today. But several issues that were very difficult decisions in the past quarter and in this year. I think that we made those decisions based on our belief of long-term value of the company. We think we made the right decisions. We said early on in the merchant business that we would run it the right way. Regardless of what that meant, we would run it the right way. If that means that we won’t make as much money on it, then that - so be it. We will run it the right way.

We think that the other decisions we’ve made, we made with the customer in mind and we’ve tried to - we believe they were good long-term decisions, decisions relative to Sovereign, decisions relative to anything else that may be going on in our business. From time to time, the right decision costs you more money than you think it - than you may have thought it did to start with. But we believe we made the right decisions at the time. We would make them again. We think they’re good for the business. And we still feel - I still feel very good about the health of the core business. And I just want to make that clear before we even start this presentation.

With that, Lynn Boggs is going to pretty much be the moderator of the meeting. So I’m going to turn it over to him and then I will answer questions throughout the meeting and at the end as well. Lynn?

G. Lynn Boggs - President and COO - InterCept, Inc.

Thank you, John. I’m Lynn Boggs, President and Chief Operating Officer of InterCept. And what I would like to start with this morning, for those of you in attendance, is give you some update on what we need to do to make this run smoothly. You have - each have a microphone in front of you. If you have a question, you need to press the button and a red light will come on and use your mike so that when you ask a question, both the people in the room will be able to hear it and the people that are being Webcast will be able to hear it. Please use the button and that’ll solve that problem.

When you finish the question, please be sure and push the button to turn the mike off. We can have multiple mikes working at one time, but if we get too many, it will cut all of them off. So be sure and just push that button back off after you’ve asked your question and we can move forward from there.

Couple of things else. I’d like to introduce all the parties that will be participating today. Starting - you’ve already met John Collins, our chairman and CEO, Jeff Berns, who is our senior vice president of national sales, Randy Fluitt, who is executive vice president of operations in the financial institutions division, John Perry, who is the CEO of InterCept Payment Solutions, Scott Meyerhoff, who is our senior vice president and CFO, and Carole Collins, who you’ve also already heard from is our director of institutional and investor relations. All those parties will participate and answer questions as we go through the process.

With that, I would like to go through the agenda that we have today. I will spend a couple of minutes and just give you a quick corporate update and not spend a lot of time on that. Jeff Berns will address the sales and where we’re headed and where we have been in the last quarter. Randy Fluitt will give us an operations update and also John Perry will give us an operations update from InterCept Payment Solutions. Then Scott Meyerhoff will address the 2003 third quarter financials and then we’ll open it up for follow-up question and answers.

We’ll make it very clear that during each of those presentations, everybody has the ability to ask a question then. We don’t want it to be where you’ve got to hold your question to the very end. If you’ve got a question, stop, ask the question and we’ll try to answer it. If it’s going to be answered later in the presentation, we’ll try to let you know that then, too, instead of going into the answer right then. But I think there’ll be opportunity for everybody to ask all the questions. If you need - if you think of something right then, you can either ask it right then, interrupt a presentation or wait until the very end where we’ll have an opportunity for follow-up question and answer.

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I’d like to just spend a couple of minutes and talk about the third quarter. And I agree with John. We’re very disappointed also in the numbers. But I think we’re also very excited about this takes us for 2004. If you look back over the last nine months of the company’s operations and some of the issues we’ve had that have come up, including our senior lender, where we stood with the senior lender and what we’ve done with that, there are some very positive things that have happened. And you look over the third quarter and a lot of those things occurred during the third quarter.

We had an outside party in the form of Sprout come in, in the third quarter, and place a $10 million equity investment in the company, which we think was at very, very favorable rates compared to the current market. We met through with the final closing of the Bank of America lending facility, which upgraded our facility in amount and also, we think, from the standpoint of the availability of that facility. We signed a $50 million facility in this September. Since then, during the fourth quarter, we’ve now syndicated that facility out - or they did - we didn’t really syndicate it out. They syndicated the facility and have come back and said that due to the overwhelming demand in the facility, would we increase the facility from 50 million to 60 million. And in the course of that, we think that gives us greater availability to do some things we would like to do going into 2004.

So I think some of the things that have happened, a lot of work has been put into, a lot of time and effort and we think we’re moving in the right direction with those things. And I think it’s been very beneficial to the company. I’d like to stop here and turn the presentation over to Jeff Berns. Again, as we go through this presentation, feel free to ask the questions and we’ll try to hit them each one as they come up. Jeff?

Jeff Berns - Senior Vice President, National Sales - InterCept, Inc.

Thank you, Lynn. Again, my name is Jeff Berns and I’m senior vice president over national sales. In October, the financial institution division experienced its strongest month in over a year-and-a-half. So we’re very pleased with that. We’re starting to see some movement in our pipelines, which we mentioned before were very strong, but it seemed like banks were apprehensive in terms of making their ultimate technology decisions. So we’ve seen some movement there and I’ll talk a little bit about that in just a few seconds.

But specifically, as for October, we witnessed increased activity in the areas of check imaging, both on the in-house and the service bureau fronts, core processing and EFT processing also had pretty strong showings for the month. It appears again, as I just mentioned, that the financial institution makers are less apprehensive about making decisions as witnessed by our strong month. So we feel good. They’re starting to be a little bit more active. We have had a strong pipeline all year. We were concerned because we felt like the reason, perhaps, that it was strong is because people were just not making decisions. They were staying in that pipeline longer.

So, again, we are starting to see a little bit more activity. Both our community financial institution and large financial institution pipelines continue to show strength, but we don’t want to be complacent so to continue this pipeline momentum, we’re conducting seminars in various cities throughout the United States. In fact, we’ve held three of them thus far and we’re going to hold three more this year.

The seminars are centered around a changing EFT and check-imaging landscapes. We feel that we’re very well positioned to take advantage of the changing check imaging environment, certainly as it relates to Check 21. And as many of you may know, President Bush signed into law, October 28, the Check 21 bill. So we have a lot of banks asking how this is going to affect them so, again, we feel like, through these seminars, we can leverage off this recent change.

We’re concentration in those seminars on bringing in prospects - true prospects - those folks who are not currently within our pipeline. And it’s been pretty success thus far. Again, we have three more meeting this year and we will conduct similar seminars next year, but we’ll also throw in core seminars. So we want to concentrate on both the check imaging and EFT fronts since they are changing in terms of their landscapes, but also on the core side, since as you know, when we sign a core customer, we typically get several ancillary product sales along with that core sale. So we’re very excited about those seminars.

Again, I think that it’s important to note that we do feel like we’re well positioned for Check 21. We’ve been preparing for Check 21 most of the year in all of our centers. As we’ve mentioned in the past, they are all image-enabled centers. We’re already exchanging images amongst our banks. In fact, we are the first service provider to do that, so we feel like we’re on the forefront of check imaging technology, specifically as it relates to Check 21. So we feel good about the sales environment. Again, our strongest month in over a year-and-a-half and we’re looking for good results in November here as well.

Unless anybody’s got any questions about sales, we can turn it over to Randy, but I’d be happy to answer any sales-specific questions at this time.

Craig Peckham - Jefferies & Co. - Analyst

It’s Craig Peckham, Jefferies. Just a couple of questions about the pipeline and actual sales here. Can you talk about size of deals, perhaps? Can you talk about mix of cross sales through existing customers versus new customers? And hang on one second while I - and then, finally, can you give us a bit of the sense for how much

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of the activity in October you might trace back specifically to excitement or maybe confusion about Check 21?

Jeff Berns - Senior Vice President, National Sales - InterCept, Inc.

You know, I think that Check 21 is really yet to achieve its impact on the market. I think the banks, at this time, are simply asking what does it mean to me? I think that we know from research, there’s about 50% of the banks out there that still are not taking part in Check 21 in any way, shape or form. But again, I don’t think that they really understand the impact of this bill, how it’s going to affect them. So I don’t think that I can, you know, with any confidence, say that the sales that we saw in October were as a result of that, either as of the confusion or the excitement about that.

As for size of the deals, we still see a lot of the de novo activity out there. And again, we appeal to the de novo market because of the fact that we are a single source provider of technology services. That really tends to appeal to the de novo financial institutions. As far as the existing banks that we’re seeing out there, you know, they probably average in size from $150-200 million in assets. Again, when we make a sale of a core product to folks like that, we typically get several other ancillaries around it. So it’s not only the core, but several other ancillary products around with that. So we’re seen activity. The size is really a mixture. Still existing banks, a lot of de novo banks as well.

And what were the other...

Craig Peckham - Jefferies & Co. - Analyst

Well, with respect to sort of the mix of October sales, first of all, I just want to clarify, these are numbers that would not necessarily be reflected in the revenues in the month of October.

Jeff Berns - Senior Vice President, National Sales - InterCept, Inc.

That is correct. These are contracts and we determine, as far as our intersales division is concerned, contract value, which is any one-time fees plus fees plus fees over the life of the contracts, so no, it doesn’t have necessarily an impact in the immediate, but certainly over the life of the contract.

G. Lynn Boggs - President and COO - InterCept, Inc.

Craig, this is Lynn Boggs. I think one of the issues there is, first off, we sign a typical contract in October. It’s anywhere from 90-120 days is the normal for where we see, really, revenue flow in from that contract. We don’t measure the number of contracts by how many we sign, like nine core deals or 12 EFT deals. But I can tell you that the measure is, just as Jeff said, it’s the sheer number of dollars that we see will eventually flow into the company. But in the case of October, it was both were very strong. It was not big deal. It was not something like that. It was a very, very overwhelming, across the board, all products and our biggest month in 18 months in total number of volumes that we’d be bringing into the company.

So it was a little of everything. It wasn’t just one large transaction or one particular product. We sold a lot of core or a lot of check imaging in house. It was across the board and there was no single item that stood out as the largest one that would make it that large.

Scott Meyerhoff - SVP and CFO - InterCept, Inc.

Craig, this is Scott Meyerhoff. From the standpoint of revenue recognition, we don’t book any revenue until the products are installed. So any sales, as you concluded, that were made in October do not contribute in October or any other month until the actual bank is locked.

Stephen Laws - W.R. Hambrecht - Analyst

Stephen Laws, W.R. Hambrecht. From a sales standpoint, are there any new products out there you’re seeing demand for? You know, you’ve recently, you guys put a CRM in place - product about a year or so ago. Any new products or a strong demand for any particular products you’re seeing the marketplace?

Jeff Berns - Senior Vice President, National Sales - InterCept, Inc.

It was - first of all, let me just comment on CRM. Yes, we do have a CRM product. We are in beta test right now, so we really haven’t begun to realize the full impact of that product for us. We think that a lot of banks still don’t necessarily understand what that means to them, although there is a lot of interest at this time. So we see that ramping up and probably impacting us more next year than it does in the present.

You know, in terms of other products, I think that Check 21 and check imaging, specifically, folks are going to start concentrating on that next year, trying to understand how they can play in that game, how they can increase availability of funds, how they can reduce fraud. You know, the other benefits that Check 21 means to them. So, not that check imaging is new, per se, but I think that there’s going to be renewed interest in, you know, how can - how can banks benefit upon that?

For the most part, we’re still really looking at the same types of products and services, however, we’re looking at a little bit of diversification, for instance, on the EFT side. Obviously, EFT has been around for a long time, but banks now are starting to

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concentrate on the stored value world in which there are a lot of opportunities, a lot of opportunities for banks to generate non-interest income. So again, it’s not so much new products. It’s just really enhancing the current products or diversifying those current products that are in place.

Lynn Boggs

Stephen, I think there is one additional we’ve added this year. There’s several we’ve added. We talked about platform, also, the loan and deposit platforms that we rolled out in the quarter. We actually discussed it last time along with the CRM. A year ago, we talked about net image that we rolled out and the overwhelming success that was in our banks where they would like to have a copy of - they have a look immediately at the check images. And what they then downstream that to both they’re commercial and retail customers and the success that has had.

We have rolled out in this quarter a product called e-Vue and doing the same thing with check images that we did, we’re now doing with statements and the ability to take your statement and manipulate it and do things with it that you couldn’t do prior and look at it online rather waiting for that statement to come. And we’ve rolled that out, Randy, about two weeks ago, three weeks ago, and have great success so far, very quickly, with the banks that are our customers today.

David, did you have a question?

David Trossman - Wachovia Securities - Analyst

Yes. I was. . .

G. Lynn Boggs - President and COO - InterCept, Inc.

I’ll interrupt David. Everybody, just a reminder that as you ask the question, bring the microphone closer so that the people on the Webcast can hear it and state your name. And I’d say that the first one - my fault. Tell them who you are and we’ll know - so everybody on the Webcast will know who you are.

David Trossman - Wachovia Securities - Analyst

David Trossman. Jeff, can you give us a little view of what your sales organization looks like now in terms of what sales and client relationships and how that’s changed over the last six to nine months?

Jeff Berns - Senior Vice President, National Sales - InterCept, Inc.

We have about 25 direct sales folks in my organization, selling what we call our portfolio mix, meaning those folks really represent every product and service that we have. We do specialize a little bit. We have a couple of sales representatives that only concentrate on communication because we find that that’s such a technical sale. We don’t want our portfolio folks out there having to sell that product and be knowledgeable about that as well. Although they do know enough to refer our leads to the communications folks.

We have a sales support team consisting of three people who are geared towards helping the sales folks after they’ve generated the initial lead, generated the interest. And they come and they are product experts on the core and other products, so again, we don’t - we don’t necessarily want our sales guys to be experts in every single product. They know that they have specialists they can bring in who can help them bring the sale to fruition.

Finally, one of the things that’s changed for us this year is the addition of the relationship management team, which was reporting up through Randy Fluitt’s division last year, but fell under sales this year. And as we had mentioned last time, we did that because we were going to concentrate on cross-sale efforts this year. Obviously, with a few thousand customers out there, we realize that there’s a lot of cross-sale opportunities. However, we were expecting our sales guys to go out, to sell new core deals because of all the ancillary products we got along with those deals. They weren’t necessarily going to go back into banks and resell our cross-sales.

So we’re concentrating on these 10 folks to do that for us. And again, they’re called relationship managers and they’re an added level of service or a liaison, if you will, between the bank and InterCept. So we’re in the process of training those folks on all of our products and services. We mentioned last time we hired John Whitley, a former banker, to head up that group for us. We think that he gives us credibility in that area and helps the relationship managers understand where the banks are coming from in their and their needs and desires.

So things are starting to gel in that arena. Again, we’re in the process of cross training those folks on all our products and services so they can effectively cross sell. So, that’s roughly what my organization looks like from sales to sales support to relationship management.

Kevin Bannon - SunTrust Robinson Humphrey Capital Markets - Analyst

Hi. Kevin Bannon with SunTrust Robinson Humphrey. Has there been any change in the pricing environment or are you becoming a bit more aggressive in terms of possibly incenting some of these customers to pull them from the pipe into execution?

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ICPT - Q3 2003 InterCept Earnings Analyst Meeting

Jeff Berns - Senior Vice President, National Sales - InterCept, Inc.

Well, you know, nothing is standard in our world. We do have standard pricing, per se, but it seems like we get into - we get into deals in which we have several competitors out there and they’re all willing to do various things to get the business. So, in any - and in any particular deal, we will make concessions to bring them out of the pipeline and force them to make that decision. We have seen, as we mentioned last time, some price pressure on the EFT side and we’ve been willing to adjust those fees in order to be more competitive. We find that that’s a very price sensitive area right now. So we’ve somewhat succumb to that, but are achieving some success by having adjusted that pricing.

On the core side, we find that that’ pretty static. We haven’t seen a whole lot of pressure there. It’s more feature function related and it’s really relationship related. We really concentrate on developing those relationships. So that’s not as price sensitive. On the check imaging side, we’re seeing a lot more players jump in, offering things like CAR/LAR and other features and benefits, signature recognition in their package. They’re bringing the cost down, so we’re seeing some pressure there, but still think that we’re very, very competitive. So, you know, in a couple of areas, we’re seeing that price pressure, but overall, I think it’s business as usual. If we need to make a price concession to bring somebody out of the pipeline, we’re certainly willing to do that.

G. Lynn Boggs - President and COO - InterCept, Inc.

This is Lynn Boggs with a follow-up, Kevin, to Jeff’s answer. I don’t think we’ve made any wholesale changes to the way we price today. October was not a reflection of any price changes. It was truly a reflection of people coming out of the pipeline and signing contracts. We have - continue to see, we don’t think we’ve changed at all. The EFT world is part of the most price sensitive we see today. On the core side and item side, just that we go out there with a standard price and we may change because of the customization of the particular bank, do something special for them, but we haven’t really wholesale changed the price at all on any other products today.

With that, I will turn the next segment over - the meeting over to Randy Fluitt, who is our executive vice president of operations. Randy?

Randy Fluitt - Executive Vice President, Operations - InterCept, Inc.

Thanks, Lynn. I want to give an update on two major initiatives that we have going on this year in operations, the first being the Sovereign update. We have completed the image - capture and image processing of the first phase, which was in the New England region and that has gone very well. We’re very pleased with how that has gone. And we actually start rendering their statements beginning next week.

So we’re - and all the tests have looked good. We’re very excited to be at where we’re at with that. We’ve been already printing some of their consumer notices and things. So all of the New England project, I’d say, is basically complete and especially with the statement rendering next week. In the Mid-Atlantic region, we just began, last week, with image capturing, some of those centers. We’ve started - I believe we have 77 of their community banking offices converted. We’ll continue to add additional community banking offices through - into December when we’ll have all 273 of them converted.

The three locations where we have new centers that we’re using is West Deptford, which is southern New Jersey, across the river from Philadelphia, Carstadt, up closer to Manhattan, and then Reading, Pennsylvania. Those are the three production centers where we’re processing these image captures.

The statements for Mid-Atlantic will actually begin rendering the first week of January. We’re very pleased with the entire Sovereign project. We’ve rolled it out, I think in conjunction, in a partnership form, if you will, with Sovereign. And we’ve worked in tandem and believe that this is going to be a real success for us as we end the year.

And questions on Sovereign before we - before we leave that?

Craig Peckham - Jefferies & Co. - Analyst

I just have a question. It’s Craig Peckham from Jefferies. I have a question about the relative revenue contribution, without putting hard dollars on it, of image versus statements. Which generates more revenue for you?

Randy Fluitt - Executive Vice President, Operations - InterCept, Inc.

Well, it’s all rolled into the overall pricing, you know, as a - as a total price that we’ve presented to Sovereign as a whole deal. So I don’t know that, I mean, obviously, imaging processing is the bigger labor-intensive area, but it’s all a package price that we - that we did for them.

Craig Peckham - Jefferies & Co. - Analyst

Well, I guess what I’m thinking about is there’s, obviously, the imaging activity is leading the statement rendering, at least the way the implementation is mapped out there. I’m trying to figure out when the - when the sort of revenue comes on from the statement activity. Does it lag the item activity or are they paying up front?

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ICPT - Q3 2003 InterCept Earnings Analyst Meeting

Randy Fluitt - Executive Vice President, Operations - InterCept, Inc.

Actually, when we talk about distributing image statements, that’s when you get the statement in your hand. We’ve already been doing the work. We’ve got to build the image files. We’ve got to have all of that for a whole cycle before the image statements can actually go out. So the work has already been going on. So it’s not like the revenue hadn’t started. It’s just the end result of the consumers getting their statements in their hand. And that’s a big visible piece of the whole project is how does the statement look when it gets into the consumers’ hands? Because that’s a—that’s a conversion for [Inaudible] .

G. Lynn Boggs - President and COO - InterCept, Inc.

Craig, I think that answer, a little more defined is there is some revenue that’s generated off the back end of this piece, but it’s in the whole scheme of what’s going on in the project, the majority of the revenue, the way that the project is priced, as we start imaging the checks and we process those checks, that’s where the real revenue for the whole project is generated. There’s some add-ons that go with additional statement mailings and other mailings that we do is a back piece of that. But the majority of the revenue comes from the actual installation of the image capture [Inaudible] .

Stephen Laws - W.R. Hambrecht - Analyst

Hi. Stephen Laws with WR Hambrecht. Question—regarding the delays we’ve seen, could you maybe touch on, you know, what’s causing those delays? Is it problems bringing on the work at InterCept? Is it the Sovereign Banks? Is it the old—rolling off the old providers? And then following that up, maybe touch on the feedback you’ve gotten from Sovereign as far as, you know, are they happy with the pace that conversion’s going. Would they like to see it faster or are they comfortable with this pace? Thanks.

John Collins - Chairman and CEO - InterCept, Inc.

Randy, could I make a comment before you get into the details of ...

Randy Fluitt - Executive Vice President, Operations - InterCept, Inc.

Sure. Sure.

John Collins - Chairman and CEO - InterCept, Inc.

Because I think there’s an - I’m sorry, this is John Collins. I think there’s an important issue relative to that question that we don’t talk about a lot and I do want you to share the details and answer that question. But the issue on the conversions and it was even said to me not too long ago, people don’t understand how you can miss a conversion. That’s your business. That’s what we do for a living. It is what we do for a living. Therefore we know that they’re not - they’re not very scientific as it relates to the timing.

In every conversion - and I’m not going to talk about Sovereign right this minute. Randy, I’ll let you do that. In every conversion that we do, there’s - there are multiple parties involved. There’s us, obviously, and that can be many departments at our organization. I mean, we have program and we have training, we have - just all - the communications, all types of issues that go on during a conversion. But we also have the bank and what do they want to do and are they happy with where things are? But then I’d just mention communications. We have communication lines. That’s dependent on local telephone companies, IXE carriers.

There’s always a great deal of dependence on outside forces. There’s equipment vendors relative to communications. There’s equipment vendors relative to other issues. And in every case except at de novo (ph), when you’re taking business away from someone, you’re also dependent on the support of that vendor to get you the appropriate information. So, yes, we do conversions for a living. Yes, we understand them. Yes, we do know the risk involved in them. And the only reason that we’re - that - conversions are delayed regularly throughout the year by us, by the bank, by outside forces.

The reason that we spend so much time talking about Sovereign is because Sovereign is a big number and it’s an important conversion. But all of the issues that have occurred, relative to Sovereign, are very commonplace in the industry. And I’m going to talk a little bit. I asked you to answer it, Randy, but I’m going to make a few comments.

Randy Fluitt - Executive Vice President, Operations - InterCept, Inc.

Sure.

John Collins - Chairman and CEO - InterCept, Inc.

I don’t think that we have been displeased at all. I don’t think that Sovereign has. I know that we’re very happy with the way Sovereign’s worked with us. Sovereign has been very understanding and then, for the most part, everyone involved in this process has been helpful, including FiServ, as is relates to pulling the things off of them, the communications as well. But there are a lot of components and it’s - and it’s a very difficult process to pull together on a given date so it can move.

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And I just wanted to explain the fact that we often get asked why don’t you understand this better? Conversions is what you do. We do understand it. That is what we do and we understand how it got there. And we’re still good with it. It will - it will be OK. I’m sorry, Randy. Go ahead and try to be more specific about the issues.

Randy Fluitt - Executive Vice President, Operations - InterCept, Inc.

And as we - as we entered into our financial plan, we actually, you know, had the conversion starting earlier than what it actually started. But we’re very focused on making sure that our conversions are done accurately and correct. We’re actually in partnership with Sovereign. We work very closely with them. We run through all of our tests. And it was more important to us that we do it right when we did it. And yes, we were a little later than we originally had planned, but, at the end of the year, we’ll have everything done that we said we were going to do. And so, I think that the delay was just a matter of doing it right on behalf of the customer. And we’re all in agreement - Sovereign and us - or have been in agreement on every phase of this conversion.

G. Lynn Boggs - President and COO - InterCept, Inc.

Stephen, to take it one step further and also, I forgot what your second half - I think your second half was are they OK? But the otherpiece that’s a little bit different in this conversion than a typical $400 million bank even. When a $400 million bank converts with us with imaging - this is Lynn Boggs, by the way, I apologize. I slapped everybody’s wrists awhile ago and slap mine. But if you - if you look at a typical $400 million image conversion, we’re moving into centers that are already there, the people are already there. Even if we’re delayed, we’re not hiring new people to convert that bank over.

In this case, we’ve hired over 200 employees that we’ve trained, put into new centers, have them up and running and ready to go. So it’s almost a double-edged sword versus a typical conversion delay. We don’t have the revenue and all the expenses are still there. Where if it were just a normal $400 million bank, all the expenses are still there whether we were getting that bank or not. We’re processing for those other banks in that center - the other 39 banks. So, in this case, when you build out centers like we’ve done in six locations and hire over 200 employees and train them and get them set up and ready to go, they’re still there. They’re on the payroll and a day here, a day there or a week there - they’re still all sitting there being trained, continuing the process and ready for the thing to happen.

So it does create a little bit of a difference than a normal conversion. I think it’s more of an impact to the company and you see that, in fact, because it’s such a large contract. I mean, as large as it is, when you have those differences, it’s big.

Kevin Bannon - SunTrust Robinson Humphrey Capital Markets - Analyst

Kevin Bannon with SunTrust Robinson Humphrey again. Looking at the - and this might be something that we’ll - you guys will address a little bit later, but looking at SG&A expenses, it looks like a lot of that is relative to the new centers that have come on-line with revenue that has not caught up. Is there any in - for instance, third quarter SG&A that might be an acceleration expense or a temporary expense that will go away, either in the fourth quarter or by the first of the year?

Scott Meyerhoff - SVP and CFO - InterCept, Inc.

Kevin, this is Scott Meyerhoff. We will go ahead and talk about a lot of these matters when we get into the financials, including which items impacted us in the third quarter and our determination of temporary or permanent related to those. So we will - we will address both Sovereign - the conversion of the centers impact, the merchant items that we view as one time and really kind of give you a little bit more background on those.

John Collins - Chairman and CEO - InterCept, Inc.

John Collins. But if we fail to address your exact question, please ask it again at that time. And I apologize for my long dissertation, but I want to get back - did we answer your question that was - several parts and I’m sure that you wanted to know what time it was and I told you how to make a watch. So, did Randy ...

Stephen Laws - W.R. Hambrecht - Analyst

You did answer it and ...

John Collins - Chairman and CEO - InterCept, Inc.

... address the question?

Stephen Laws - W.R. Hambrecht - Analyst

You did answer it and kind of one follow-up question, given the - in new employees you’ve brought on, the new centers you’ve built, you know, and, you know, rumors and news out of Sovereign over the past month, under a breakup scenario, I know with your smaller contracts you have, you know, clauses, penalties that are paid, what is in place with the Sovereign, given the expenses up front you guys have incurred to bring on that contract and have those conversions come on?

John Collins - Chairman and CEO - InterCept, Inc.

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I’d rather not talk about the exact details of their agreement, but there are breakup fees in place, as there would be in a normal contract. We have - we have spent a great deal of money and there are breakup fees should anything happen there.

G. Lynn Boggs - President and COO - InterCept, Inc.

Stephen, they are appropriate—this is Lynn Boggs again. They are appropriate to the size of the contract.

John Collins - Chairman and CEO - InterCept, Inc.

Absolutely.

G. Lynn Boggs - President and COO - InterCept, Inc.

I mean, we feel like that we’re well protected. Part of the issue we had when, you recall, we signed a letter of intent with Sovereign and then about three weeks later, we signed the contract. Well, part of that process was negotiation of those specific things. Not only the service level that we will perform for Sovereign, but also what would happen if those things came up. So we have covered them very clearly in the contract. We - both parties agree to them and I think they’re adequate for the size of the contract that we have.

Stephen Laws - W.R. Hambrecht - Analyst

OK. Great. Thank you.

Craig Peckham - Jefferies & Co. - Analyst

May I just follow up on that, just to be totally clear here? Relative to the size of this very large contract is the termination fee similar to what the rest of your business looks like?

G. Lynn Boggs - President and COO - InterCept, Inc.

This is Lynn Boggs. Craig, the answer is that our typical fees range anywhere from 20-30% of the value of the contract to 80%, depending on the contract. And I’ll tell you, they’re in with the same guidelines as any of our typical contracts.

Shane Diamant - Stephens, Inc. - Analyst

Shane Diamant at Stephens, Inc. Randy, quick question for you on a couple of the item processing centers that you guys mentioned in your release a couple weeks ago and you mentioned you had some difficulties with. Can you kind of elaborate on what happened there?

John Collins - Chairman and CEO - InterCept, Inc.

Yes ...

G. Lynn Boggs - President and COO - InterCept, Inc.

Great lead-in, Shane.

John Collins - Chairman and CEO - InterCept, Inc.

John Collins. I was about to say that if we’re through with the questions as it relates to Sovereign, that’s where he’s headed next. Is that all the questions everybody has ...

David Trossman

I have one real quick question that I just [Inaudible] . When you render statements for Sovereign, will you be rendering them out of Texas or are they being rendered locally?

Randy Fluitt - Executive Vice President, Operations - InterCept, Inc.

They’ll be rendered out of the Boston area.

G. Lynn Boggs - President and COO - InterCept, Inc.

OK. Another significant project that we had going on this year involved combining some centers and, at the same time, converting a number of banks - I think somewhere around 75 or 80 banks to image processing platform from a conventional or traditional platform. So all this kind of worked in tandem. And we had some conversion issues occur as a result of incomplete testing, primarily revolving around the statements for 15 or 20 banks. Again, looking at what’s right for the customer, we brought in all the required resources necessary to react to that incomplete testing.

We kind of put our consolidation on hold just a moment while we did all of that. But it did cause us some cost-over runs and also the operational efficiencies that we were expecting in the third quarter out of those consolidations did not occur to the level that we anticipated it. What we’ve done, though, is that we replaced the management who were responsible for the lack of testing, the lack of the project going well. We have new players in place and we’re back focused again on getting that consolidation completed by the end of the year so that we go into the new year with the operational efficiencies we had planned earlier in the year.

Unidentified Participant

Was - kind of extracted [Inaudible] ?

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ICPT - Q3 2003 InterCept Earnings Analyst Meeting

John Collins - Chairman and CEO - InterCept, Inc.

Randy, can I make a comment?

Randy Fluitt - Executive Vice President, Operations - InterCept, Inc.

Sure.

John Collins - Chairman and CEO - InterCept, Inc.

Sorry for the interruption. John Collins. Not only have - Randy commented that management has been replaced, but I think systems have been put in place to make sure that this type of thing doesn’t occur, at least the same way in our future. And this was, early on, I mean, I made some comments at the onset of this that we feel like we are a healthy company, but we’ve made decisions that we think are in the best interest of the company long term.

Then, the decisions that were made during this process were made to make the customers happy, to satisfy the customers. There may have been a cheaper way to fix some of the issues that came up, but we chose to do it the right way to make sure we kept all the customers. And it is the way we’re going to run the business and occasionally, that bites you. But we think, over the long haul, that that - it is healthier for the business that we make all the customers happy and we do this job correctly.

Stephen Laws - W.R. Hambrecht - Analyst

Stephen Laws, WR Hambrecht. I just want to follow up on that comment, John. So all the customers that saw problems with this conversion are still happy with the service - the levels they’re getting from InterCept and ...

John Collins - Chairman and CEO - InterCept, Inc.

Well, today, the service levels are back where they - where they were. We’re not complete with our consolidation efforts, but we’re now going again on those efforts.

Stephen Laws - W.R. Hambrecht - Analyst

And you mentioned 15-20 banks. That’s the total number that saw a disruption of their service or ...

John Collins - Chairman and CEO - InterCept, Inc.

Yes. Out of that 75 or 80, I think, somewhere in that neighborhood, we actually impacted them with the statements that weren’t completely tested, which caused some delay in getting those out. But we reacted the way that we needed to get those out and, in fact, you know, we’ve worked hard. We’ve put teams together to visit each of these customers, work with them, show them some of the features of the new systems where they’ve taken, you know, take - probably some things that we would not have done, we’re doing now to go show them how to use the system where it benefits their customers rather than them just learning it on their own type of thing. So ...

Stephen Laws - W.R. Hambrecht - Analyst

Great. Thanks.

G. Lynn Boggs - President and COO - InterCept, Inc.

Hey, Stephen. This is Lynn Boggs. There’s two points I want to make that related to everyone, though. One is to make sure everybody - we have this question asked a lot. I was going to ask that you put the press release out. This is not in any way related to the Sovereign project. These are separate centers that aren’t anything to do with the Sovereign center. They’re actually separate centers that run completely independent of the Sovereign project. They’re not anything to do with the Sovereign project. And the second piece of that, Stephen’s question was are the customers unhappy? Absolutely. Wouldn’t you be?

I think the problem we had and the decision we made, and I could give specific numbers, but Scott always shoot them when I get very specific, but I can tell you it’s way in the six figures that we brought the plan, as John said, from all over the country. We brought temporary help in. We brought people from other centers and lead managers out of other centers and brought them to those centers and then had them go out a visit - first, take care of the problem and, even to this day, it’s not over because, as Randy said, we’re still visiting those, from senior management standpoint, to make sure that if they are unhappy, that we’re standing beside them and they’re going to be happy at the end of the day.

And that was the decision we made. Not to fix the problem in three days. To fix the problem over a period of time that next year those customers are still with us. Will we have any fallout? I can’t answer that yet. Hopefully not, because we’ve done all the right things and they know we did everything we could to make them happy.

John Collins - Chairman and CEO - InterCept, Inc.

Well, let’s try to answer it this way - and I certainly don’t mind us saying that will we have any? We don’t know. Have we had any? Have we lost customers as it relates to that?

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Randy Fluitt - Executive Vice President, Operations - InterCept, Inc.

To my knowledge, we’ve not lost any.

John Collins - Chairman and CEO - InterCept, Inc.

OK.

David Trossman - Wachovia Securities - Analyst

Randy, it’s David Trossman. Can you tell us which centers were combined and is this happening because you were combining centers that were running two different systems and that was the compatibility problem?

Randy Fluitt - Executive Vice President, Operations - InterCept, Inc.

The consolidation occurred because of multiple platforms and several customers were conventional. Some were image. So it was just - I think the objective here was to achieve the operational efficiencies that would - that would result in getting everybody on one platform. You know, and taking advantage of a single structure of management, a single set of products and services rather than it being a disparate group. So I think the efficiencies that we look to achieve were probably the driver there as well as the new products and services to those customers that weren’t enjoying the benefits of image. And it was an aggressive project and we probably should not have planned it as fast as we did, but that was - that was what we did.

Craig Peckham - Jefferies & Co. - Analyst

About how much of your total item business comes from these two centers in question?

Randy Fluitt - Executive Vice President, Operations - InterCept, Inc.

I don’t know. We have 31 centers across the nation. Six of those involved Sovereign. So out of 25 centers, you know, maybe as much as 10 or 15 percent. Scott, do you have a better feel of that or ...

Scott Meyerhoff - SVP and CFO - InterCept, Inc.

No, I think you’re right on with the fact we do have 25 centers. And I don’t think that these centers are very different from the average center. It might be slightly larger, but nonetheless, two centers. But then I think, even as Randy has said, it’s a subset of the customers within those two centers. So two on 25 and it’s really just even a subset of the two.

G. Lynn Boggs - President and COO - InterCept, Inc.

Craig, I don’t think - this is Lynn Boggs - the volume is, as Randy said, 10 to 15. That’s about right. It’s about a equal amount of volume that would - if you just took the 25, divided it out. It would be two-and-a-half centers is 10%. So I don’t think it’s too much different from that. It’s not a huge number that reflects 40% of the revenue inside of the business.

Randy Fluitt - Executive Vice President, Operations - InterCept, Inc.

Are there any other questions around this particular update?

G. Lynn Boggs - President and COO - InterCept, Inc.

Shane, did that answer your question? It was a good lead-in. Thank you. With that, we’ll take - the next segment is with John Perry, Chief Executive Officer of InterCept Payment Solutions. John?

John Perry - CEO, InterCept Payment Solutions - InterCept, Inc.

Good morning. This is John Perry. I plan to spend the next few minutes updating everyone on what’s been occurring in the InterCept Payment Solutions group over the last quarter and provide you, on the first side, with a plan on operational update as to where things have progressed so far this year.

Certainly, our consolidation of the operations between the former iBill and the former EPX companies continues along different areas. Specifically, we’ve implemented a technology upgrade in Delaware on the old EPX platform that will allow us to support brick and mortar merchants through some of the same IP infrastructure that we provide to Web-based merchants. And we’ll be bringing that up in the first quarter of ’04. And we think that’s very unique from the standpoint of our capability, vis-a-vis some of the other larger processors that are out there today.

We’ve also set aside some redundancy initiatives for the first quarter of ’04 to make sure that our centers are redundant. This is particularly important, you know, when you have centers that, for example, in Florida, may be close to the weather patterns or whatever, such as hurricanes. And we expect those to take place in the first quarter of ’04. We also, in August - specifically, August the 22nd, began to convert all new sales to the iPay credit card platform. And that went very well. I’ll talk a little bit more about that on the next slide as well.

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We also have some ACH upgrades scheduled for the fourth quarter of ’03 and those will be completed for the fourth quarter of ’03. That will allow our mainstream iPay merchants to move their ACH processing over onto our in-house platform in Delaware in January of ’04. Additionally, we believe that our - September was the bottoming out, if you will, of our revenues in the merchant services business and we’ve seen marginal upticks in revenue in October and even on a month-to-date basis in November.

We continue to look at ways to adjust cost with the decreased revenues that we’ve seen from the first quarter of the year. Year to date, we’ve adjusted headcount and FTE revenues downward by $10 million over what was originally presented in the budget in January. Some of the key highlights of the quarter were we signed the GMAC Bank relationship. They - this relationship provides us as the preferred provider to the GM family of companies, as the preferred provider of B-to-B and B-to-C payments solutions for GM. And we’re very excited about that relationship and are currently working with GMAC Bank in speaking with and working with the other GM companies in providing solutions to their payment processing needs.

As I mentioned earlier, we rolled out the iPay suite of products back in August. We migrated more than 250 merchants off of the iBill platform, the aggregated platform and moved them to the Delaware iPay platform, which we basically gave those 250 merchants, some of them fairly large merchants, their own merchant accounts. There were a lot of reasons that merchants were interested in doing that. They saw their money faster. They saw increased performance and, overall, that conversion went very, very well.

Also, as it relates to that - as it relates to that migration, we saw some significant cost savings on a direct expense basis because our cost for processing those transactions for those merchants is significantly lower on our Delaware platform than it is through our First Data relationship down in Florida. We continue to have an ongoing and what we believe a very productive dialog with card associations and we continue to focus on a proactive approach with those associations as well as American Express and Discover.

We’ve signed several new merchants, specifically C - Net which began processing this week with its first Internet property called GameSpot. We were very pleased with that. That merchant has been six months in the workings. We also signed an account called Kona Coffee out of Hawaii and that is specifically for consumers or small businesses that are interested in joining a coffee club where they would receive specialty coffees before they’re available on the retail shelves.

We also signed an account named PalTalk, which provides Web services for consumers via videoconferencing or instant messaging. In the month of October, we signed the state of Illinois to process their fines for - auto fines, speeding fines - over the Internet. And we expect to expand that relationship with the state and we believe that the government, especially state and local, is an opportunity for us down the road.

Additionally, we signed a very large customer that will go live on December the 9th called Artifact Entertainment. For those of you that have children, it’s one of the hottest selling games on Amazon and actually will go into Best Buy and several other direct retail outlets in the course of the next few weeks. The situation there is you have to buy a CD disk so that you can go live on the service, but we will provide all the subscriptions for the billing and the file management for that customer. And we’re pretty excited about that. Again, that was a customer that was 10 months in the making.

Then I think one other customer that we also just signed was a company called FlexBeat, which is an extension of a relationship that we already have and it’s a new line of business and we’re pretty excited about putting that on the iPay platform as well. Overall, it was a very good quarter for signing of new merchants. We did, in the third quarter, attrit certain adult entertainment merchants that we did not - we were not pleased with their charge back or fraud levels. And that was a cognizant effort on our part. As John Collins mentioned earlier, we have decided early on that we’re going to run this business the way it ought to be run and it’s very important that we protect the franchise from the standpoint of Visa and MasterCard, that we make those hard decisions. But, ultimately, I think it positions us well for 2004.

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QUESTION AND ANSWER

John Perry - CEO, InterCept Payment Solutions - InterCept, Inc.

Are there any questions?

Craig Peckham - Jefferies & Co. - Analyst

I have two questions, John. First, with respect to the attrition you talked about, it sounds like you were sort of preemptive before the October 1 change in the charge-back rules. And what I mean by that is was there any sort of acceleration in the attrition after October 1 when the new charge back - when it officially went into effect? And then, the second thing I wanted to talk about was can you sort of walk us through what the sort of value proposition is for your customers? How do you sell out there? It’s obviously, a keenly competitive business and you’ve changed, I think, the mix of business considerably. How are you doing it? How are you selling it?

John Perry - CEO, InterCept Payment Solutions - InterCept, Inc.

Of course, happy to do that. Actually, the charge back measures that we put in and some of the fraud measures we put in, we started doing as early as March and April of last year. We put in some significant changes back in May, which did cause some runoff, which, you know, we continue to experience, specifically against plan and last year.

We had known for awhile that Visa was going to a 1% level in October for quite awhile and we had met with our mainstream customers as well as certain adult entertainment customers to tell them, to let them know that they needed to get within those perimeters and be able to be under those thresholds if they wanted to continue to process with us. Unfortunately, it became very clear to us that some customers were not going to be able to make those thresholds. And that occurred, actually, in the late summer.

And in some of those discussions, clients decided to leave and we were not unhappy to see some of those clients leave because we’ve seen our charge back thresholds drop considerably. And it’s also had a positive effect on the number of customer service calls that we no longer get related to some of those customers.

As far as the second part of your question, Craig, is although we are in a very, very competitive business, what we do on the iPay platform is what I am unaware that anyone else in the business is doing today. We provide everything from file management, gateway services, direct connects to the different card companies. We provide PIN security. We provide password protection. We provide consumer customer service such that we actually take the calls for certain of our customers’ consumers and help resolve any disputes, any reorders of the subscription, any, you know, additional subscriptions and we can do that either via the Web so that they can do that themselves by coming directly into our database and handling that customer service themselves. They can do it via IVR or they can actually talk to a live person.

I’m unaware that anybody in the industry today, in the typical merchant services or even payment services business, speaks to their merchants’ consumers the way we do and handle that for them. Certainly, for the merchant, there is a tremendous amount of value, per se, there because now they’re basically outsourcing their customer service activities and it reduces costs and lets them focus on things like, you know, selling games or selling subscriptions to media or whatever.

We also provide the typical merchant services processing - I mean, customer service. We provide charge-back processing. We provide authorization. We provide settlement. We provide very detail reporting, again, which I am unaware that many of our competitors have that is online and virtually available within 24 hours as it - as it regards to charge backs and other important data that allows them to manage their business better. And finally, what we have done, which also has had an impact on sales, but again, it was a cognitive - cognizant approach, was we put in place some fraud scoring databases that we believe help keep fraud out of the front end before it impacts the merchant and turns into a charge back and causes our customer service folks to have to take calls. And then, ultimately causes problems with the customer - or with the card associations.

Did that answer your question? OK.

Stephen Laws - W.R. Hambrecht - Analyst

Hi. Stephen Laws, WR Hambrecht. With regard to your customer base and bringing on new customers, given where the charge back level are at Visa and MasterCard, are you actively bringing on any new adult customers, if they are in compliance with those charge back numbers or are you looking to simple grow the business with non-adult merchant customers?

John Perry - CEO, InterCept Payment Solutions - InterCept, Inc.

Our primary focus in soliciting new business is on the mainstream side. We still do have sales folks that actively manage ongoing relationships that we have today. We still do get adult entertainment clients that call in and sign up or see the service on the Web site and as long as they meet or kind of fit in the box versus some fairly strict criteria. And to tell you the truth, you know, everyone understands where that’s going. A lot of the kind of cowboy days of the late 90s, early 2000, people understand that

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ICPT - Q3 2003 InterCept Earnings Analyst Meeting

if they want to continue to take credit cards and maintain that business entity, they have to play within the rules.

We just, I think, have taken very much of a leadership standpoint in that arena and albeit we don’t market to that or sell into that aggressively, we still get a certain amount of customers that come to us. And because they also know that from a service and product standpoint, you know, it’s one of the better platforms that’s out there.

Stephen Laws - W.R. Hambrecht - Analyst

OK. I guess, and one follow-up and this may be discussed later or in the financials, but can you maybe talk about where you see the revenue floor in the merchant services business, when you think it’s going to bottom - I haven’t seen the exact breakout today, but...

John Perry - CEO, InterCept Payment Solutions - InterCept, Inc.

Yes. We’re going to - I think Scott’s going to go into that, but we really believe that the floor was most likely, from what we can tell, based on what we’re seeing in October and then month-to-date numbers in November is that the floor was in September. We’ve seen some marginal improvement in October over September and then we’re seeing marginal improvement in November over October, as a matter of fact.

G. Lynn Boggs - President and COO - InterCept, Inc.

Stephen, this is Lynn Boggs. One thing we need to make - be careful of there is, as John said at the very start of his presentation, if we see the customer though does not perform in the way we want him to perform, we’ll still cut those off. So if that happens, it could change those numbers. But I think we have seen from just a general business purpose, a bottom of that floor. But if things change and a customer’s not cooperating or not doing the way business we think Visa or MasterCard or, more importantly, our own more stringent rules, we’ll cut them off still and that could change it.

Craig Peckham - Jefferies & Co. - Analyst

I just have a follow-up question. This is not tongue in cheek, by any means, but to what extent is there seasonality in the existing merchant base you have. I mean, I guess I don’t have a great sense for what the profile of your merchant looks like today, given some of the strategic attrition you had in the preceding quarters, but either typically, you know, a normal fourth quarter seasonal pickup in the business - and I suppose what I’m trying to isolate here is how much of the, you know, upturn maybe you’re seeing here into October and November and maybe even lead in December is on a seasonal pattern rather than something more fundamental to the business?

John Perry - CEO, InterCept Payment Solutions - InterCept, Inc.

Right. Well, I think part of that is we aren’t - and typically, in the majority of our business, we’re not selling a product over the Web. So we’re not selling, you know, toys or coats or shoes. We typically are selling subscriptions to different kinds of media, be it, you know, different companies such as, you know, Lucas Films or Sony for - as a matter of fact. So typically, we don’t see what other typical retailers, like an Amazon which sells CDs and toys and variety of other things would see, which is kind of the Christmas selling season.

The downtick that we did see, based on the merchant base that we did - do have is that, for example, during the month of April, during the Iraq war, we saw a - we did see a drop-off in new signups and actually, because people were glued to their TV sets watching the war versus signing up or, you know, for other things. We also did see, however, during the storm season in the spring, we saw a large uptick in the weather channel because a lot of folks who were buying subscription services wanted to understand, you know, what’s going on with different storms, tornadoes, whatever.

But we are atypical, Craig, from some of the other businesses that do actually sell product in that we tend to be more of a - not a fourth-quarter intense, it’s a much smoother type of revenue environment.

Unidentified Participant

Of the 250 merchants that you moved over to the iPay platform, what percent of the - if you want to call them legacy iBill customers does that represent? And is there a long-term goal to convert 100% to iPay?

John Perry - CEO, InterCept Payment Solutions - InterCept, Inc.

Those merchants represented roughly 20% of the legacy iBill merchants that were processing back in - 15 or 20% that were processing in the summertime. We do not - and those are all mainstream merchants that we provided them with their own merchant accounts through one of our acquiring banks. We do not intend, at this point, to move any of the higher risk adult clients toward the iPay platform. We are very happy to keep that with the First Data platform they’re on.

Shane Diamant - Stephens, Inc. - Analyst

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Shane Diamant with Stephens. Can you provide some more details, I guess, on kind of the current status with - on your relations with MasterCard and Visa. In the prior 10-Q, you had some items in there talking about Visa coming in to review iBill’s processes. MasterCard had a new rule for merchant agreements, some items like that.

John Perry - CEO, InterCept Payment Solutions - InterCept, Inc.

Sure. Happy to do that. In - on August the 22nd, coincidentally the same day that we moved the mainstream merchants up to Delaware, we came into compliance with a MasterCard rule that required that the aggregator business appear such that iBill appears to be the merchant, which is different from the Visa rules, which actually supposes that there are merchants - actually merchants on the iBill platform. And I know that sounds like of confusing, but the way the rules work on the aggregator platform is they’re 180 degrees apart.

We did come into compliance with that MasterCard requirement. And we think we actually did a good job of being able to get it done from when we were told on April the 4th that our plan would - April the 4th of this year when our plan was approved until we actually brought the portal up. And what was the - what was the second question again?

Shane Diamant - Stephens, Inc. - Analyst

I think I mentioned Visa was coming in to review iBill’s processes.

John Perry - CEO, InterCept Payment Solutions - InterCept, Inc.

Oh, right, right, right. Visa came in and did an audit of all of our fraud boarding procedures, customer service procedures, everything as it related to how we process for our clients. This is not a audit that is uncommon to - or, you know, peculiar to just IPS. There are other larger acquirers that had that same audit. And actually, we welcomed the audit. We thought we did really well. And we’ve - it provided us also with some good constructive feedback and we think we were able to give Visa some feedback as well that will enhance the franchise overall.

Shane Diamant - Stephens, Inc. - Analyst

Have you resolved - I think there were some issues that popped up with your international acquiring bank. I think that was in mid-August. Did that all work out or...

John Perry - CEO, InterCept Payment Solutions - InterCept, Inc.

We continue to work with our acquiring bank on the international side. We have not spent a lot of time continuing to grow that portion of the franchise. You know, I can’t tell you that our international franchise and the international credit card rules are going to change tomorrow or, you know, a year from now. But at this point, we have a very good relationship with our banks and we continue to work with them.

Shane Diamant - Stephens, Inc. - Analyst

One final question. Do you have the charge back percentages for the quarter for Visa and MasterCard?

John Perry - CEO, InterCept Payment Solutions - InterCept, Inc.

I do not have them for the quarter. For the month of October, I have some very, very preliminary numbers. And again, I would say preliminary because we typically don’t lock those numbers down until November, so I don’t necessarily feel comfortable presenting those numbers at this point. I think once we lock them down, I think we could get back to folks when - if you’re OK with that?

Unidentified Participant

I agree.

G. Lynn Boggs - President and COO - InterCept, Inc.

With that, any more questions for John?

Craig Peckham - Jefferies & Co. - Analyst

I just wanted to follow-up, if I could. Is the charge - the preliminary charge back number you have for October a number that’s below where it was in July? What’s - you say 1.18.

John Perry - CEO, InterCept Payment Solutions - InterCept, Inc.

Yes. Those numbers - they are. Actually, we feel very good about what we’ve been able to do in the third quarter overall. I feel good about where we’re going with the thresholds in October and I think they’re getting better. They’re going to get better every month. Certainly, what you have to remember is when you terminate or certain large merchants leave, there is about a 90-day window where you no longer see the sales, but you continue to see the charge backs coming through.

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So you always have a little bit of a variance there, but on the overall trend from where we were in January to where we were in July to where we are, at least now, from a preliminary standpoint, I think we all feel pretty good about that.

G. Lynn Boggs - President and COO - InterCept, Inc.

And Craig, I think, this is Lynn Boggs. I think if you look at the preliminary adjusted number and we - literally, when he’s saying he’s not trying to get out of answering the question, we don’t get the numbers. But we think from the preliminary information we have today, we would fall within compliance. But we keep finalizing and I’m not giving you a definite answer. But we believe, based on everything we’ve seen so far, we’re within the guidelines.

David Trossman

John could I ask one question? Can you tell us - are you tracking more closely the processing volume? Is that something that we should start thinking about in monitoring the growth? And then, also, as you go through this recycling of the customer bins a little bit, where do their client paths kind of - where do their client path numbers [Inaudible] and also the whole back asset and, you know, is what we see in September kind of what we should see going forward or is there still more to come in that adjustment?

John Perry - CEO, InterCept Payment Solutions - InterCept, Inc.

Well, I think - I’m going to let the second part of your question, I think, I’m going to let Scott talk to in the financial because, you know, he’s probably got more of the details and it’s - and it’s more relevant in that part. As far as watching or looking at processed revenue, I mean, we do that - we do that on a daily basis. I see reports on a daily basis. So we track that as it is, across every platform, including the legacy iBill across iPay and then across the kind of legacy Delaware platform. And then, we’re able to track that byproduct. And we track those daily numbers against the prior month as well as the month-to-date average. So - and then, clearly, that gets - that gets tracked against the budget or the plan.

David Trossman

I knew you tracked it - I was hoping you would share it with us. It turns out it, you know, if September month is at bottom, you know, what would be the volume run rate, roughly, in that month?

John Perry - CEO, InterCept Payment Solutions - InterCept, Inc.

Yes. When I say marginal and these are kind of the numbers Scott and I were talking about over the last couple days. I would say that, you know, September - if September is being the bottom, October looked like it was, you know, a couple percentage points better on an average daily basis. And in November, you know, very hard to say 10 days or 11 days into it, but it looks roughly the same. But, you know, again, you know, it looks marginally better. It - what you can’t get too excited about is, you know, if it’s a 1-2% uptick, you know, let’s just keep waiting for another, you know, let’s get November behind us that then we’ll see where December falls out.

G. Lynn Boggs - President and COO - InterCept, Inc.

OK. If there’s not any more questions, I’ll turn the call over to Scott Meyerhoff, our chief financial officer, and we’ll discuss the financials. Scott?

Scott Meyerhoff - SVP and CFO - InterCept, Inc.

Thanks, Lynn. I’m going to go ahead and take this opportunity to discuss the results operations for InterCept for the third quarter ended September 20, 2003. The revenues total 64.1 million as compared to 66.3 million for the three months ended in the comparable period of 2002. Ninety-three percent of that $64 million recognized in this third quarter were recurring in nature through both the long-term contracts and the financial institutions division and the agreements and relationships with our customers in the merchant division.

Revenues for the FI division grew nearly 8% excluding any reduction in customer reimbursements. Excluding those, it would have grown nearly 12%. But those were more than offset by the reduction in merchant revenues from the items that John Perry had just previously discuss. Of course, margin dollars totaled about 30.9 million as compared to 32.4 million for the three months ended September 30, 2002. And operating income, as we’ve seen in the press release, fell to approximately $600,000, due primarily to the issues discussed in the press release and discussed previously in this conference today.

But I will address these items in further detail as I progress through this discussion. Net income for the three months ended September 30 was 18,000 or zero cents per common share as compared to 2.8 million or 14 cents per common share for the three months ended September 30, 2002 on a GAAP basis. While the results were not nearly what we had expected or what we were expecting, they did result in positive EBITDA of nearly $6 million for the third quarter.

In accordance with Reg. G, we are required to reconcile between non-GAAP financial measures and the GAAP figures. This current slide shows the reconciliation of EBITDA to net income. And as you can see here, taking you down net income, adding back the

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interest expense, taxes, preferred dividends and the related depreciation and amortization, comes up to $5,659,000.

Let’s focus on the independent units, financial institutions and, of course, followed by merchant. But in the FI division, you can see that we continue to grow the revenue solidly. The third quarter of 2002 was 45.872 million. Second quarter of 2003 went up to 48.5 million. And in the third quarter of 2003, that totaled approximately $49.5 million. All of this growth was internal as there have been no acquisitions in any of the reported periods. The internal growth in the financial institutions that I talked about was 7.8%, but excluding the reduction in customer reimbursements, which are mainly postage that we pay on behalf of our customers that is just a straight pass through and no net income contribution whatsoever, this growth was about 11.7%. The operating income was specifically impacted by the costs and delays related to the Sovereign conversion and the costs and lack of synergies which we had expected from the combination of two of the out-of-processing centers that Randy had discussed earlier.

In the merchant processing division, the revenue decreased 14.6 million in the third quarter from 20.4 million in the comparable period in 2002. Of this reduction, as John Perry talked about, primarily due to customer attrition, whether it’s on our side or their side, as well as the continuing focus on combining the operations and focusing on growing the mainstream platform and portfolio. Operating income decreased to a negative 924,000 and this is due, primarily, to two factors outside of the operations, so to speak, an $800,000 charge related to a customer contract dispute that we have reserved for and a $400,000 bin fine penalty as well as a reduction in the revenues.

While we have take steps to go ahead and appropriately match the expenses to the revenues and we continue to review ways to make this the most efficient possible, the number still had decreased slightly when - excluding that 800,000 and the 400,000 number, too, still a positive 276,000, but still slightly below the third quarter of 2002.

At September 30, a quick snapshot of the balance sheet. Cash and cash equivalents of nearly $12 million. Total indebtedness of approximately $33.4 million. Total shareholders equity of 328 million. A couple quick updates on those items. As you can see, total debt continues to decrease rather significantly, generally from the cash flow from operations as well as from the Sprout investment, which I’ll talk in one moment. But an update on the debt is, as of November 12, the total indebtedness is approximately $26.0 million, still coming down from where we were, even as of September 30.

We had recently press released the credit facility with Bank of America and other participants. That facility, as Lynn talked about, has been increased from 50 to $60 million, due almost exclusively to the over subscription and the demand from the institutions that wanted to go ahead and participate. Capital expenditures for the nine months ended were 19.6 million. A quick breakdown on that. Of the 19.6, 15.3 were in the FI group and 4.3 in the merchant group. Of the 15.3 in the FI group, 6.5 related specifically to Sovereign with the remaining 8.8 from operations, news centers and the upgrade of some of our centers that we kind of talked about to a full imaging environment from a traditional item processing environment.

Also, in September, as we also had previously announced, we closed the investment from Sprout group. The investment was completed - an average price of nearly $14 per share, bearing an in kind dividend at 5%, initially, which decreases to 3% over the life of that investment. Two other items, housekeeping matters - cash flow from operations, excluding the continued - the payment of customer reimbursements was nearly $22 million for the first nine months ended. Most of that had gone, in the cash flow from operations to a reduction in the customer reimbursements, which went from 58 to $36 million from December 31 to September 30. So a continued cleanup of the balance sheet, reduction of the balance sheet and enhancement of the balance sheet.

With all that being said, we are currently in the final stages of accumulating our 2004 financial forecast model. As we stated in the press release, we expect to issue a statement on or before December 4 with the 2004 guidance. With that being said, I would be glad to open it up for questions to get into any specifics, which you guys may desire.

Craig Peckham - Jefferies & Co. - Analyst

I’ve got a question about these...

G. Lynn Boggs - President and COO - InterCept, Inc.

Craig?

Craig Peckham - Jefferies & Co. - Analyst

I’m sorry. I didn’t [Inaudible] blueprint. I’ve got a question about the balance sheet. It’s not in the slides, but in the release. As it seems, there’s been a little bit of volatility in the prepaid and other line and also in the inventory and other line over the last three or four quarters, anyway. Can you sort of walk us through some of the moving parts there? I mean, I guess what I’m specifically referring to is the June quarter over March - the prepaid and other line went up by about seven million to 14.8. It’s roughly in the same neighborhood here in September. The inventory and other line, March to June, went from 16.8 to 7.9 and is up to 11.1 now. What’s happening in the, I guess, probably the other account there within both of those items?

Scott Meyerhoff - SVP and CFO - InterCept, Inc.

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Sure. In regard to the prepaid expenses, it was approximately 6.8 million at December 31, 2002. It went to 14.8 million as of June 30, primarily due to the construction and progress items - process items related specifically to Sovereign. We didn’t go live with anything on that until the third quarter. So the second quarter, we were building. In the third quarter, a piece of it has gone live, but also the second phase of the Sovereign project kicks in so it doesn’t decrease significantly because the majority of the items for the third quarter, which isn’t live until November, now replace the items that went live related to phase one.

So in regard to that account, I would expect to see that it would decrease as of December 31, 2003, because of the go live in the second phase of Sovereign. Now, there are other components in there, which would be prepaid items, which generally, the annual prepaid items are paid at the end of the fourth quarter and then are amortized or accreted over the course of the year as the service is used. So it won’t be, you know, all the way down as far as you expect. It’ll be one of those items that, once we get to next year, it will continue to decrease over the four quarters. But the vast majority of what’s going on in that line, is specifically Sovereign.

In regard to the inventory and other and I guess the part that a number of people have asked, I’d like to address. They see that number flipping around and say, gosh, I didn’t realize you guys dealt that much in inventory. You’re a service company, why is inventory doing? And I think exactly what you said, Craig, it’s more of the other than of the inventory. We commonly have anywhere between $1-2 million in inventory on hand. Generally, when we have a greater amount of inventory, it means we have sorters and other banking equipment that we marry with our - with our software and then install in the financial institution groups.

As of September 30, inventory was about $2 million. So the vast fluctuation that goes on there would be items related to customer payouts. As you know, we hold reserves on our customers and the processors that we deal with, whether it’d be Certegy, First Data and others that hold reserves on us. Those reserves, when we had negotiated settlements in the Visa or, I’m sorry, the MasterCard fines earlier this year, the reserves then were lowered at the processor level from us because we had gone ahead and settled those outstanding liabilities. So the vast majority of the change in net inventory and other generally relate to that and also there usually is a flux between current and non-current, depending on the life remaining on contracts.

So, as you can see, the amount related to the inventory and other had gone ahead and gone up from the second quarter to the third quarter. But by the same token, other assets fluctuated as well. So there’s a couple different moving parts. But generally, prepaid relates to Sovereign CIP and inventory in other relates to customer deposits or customer holdbacks that we are having held on us from our processor.

Kevin Bannon - SunTrust Robinson Humphrey Capital Markets - Analyst

With the new debt facility in place, [Inaudible] facility in place, what do you think is a more kind of realistic paydown of debt over the next several quarters? It looks like you had a pretty big paydown last quarter, obviously, but what do you think on a quarter-by-quarter basis you’ll looking at it as far as chipping away at what you’ve got outstanding as long-term debt right now?

Scott Meyerhoff - SVP and CFO - InterCept, Inc.

Well, I think if you look at where we are right now and with $26 million of total indebtedness as of today, we have made a significant amount of progress in going ahead and paying that down. I don’t have a particular benchmark because I don’t think we view it as that has to be a zero number. I think that, you know, we are very comfortable within our facility. We have, on a $60 million facility, assuming we can borrow the entire amount, we have the ability of nearly $34 million. But, you know, simply put, I think that, you know, in the environment we are, where you can’t get a whole lot of return on cash, it doesn’t make a whole lot of sense to have cash sitting idle.

We will take our available cash after we’ve enhanced our products, after we’ve built our centers, after we’ve taken care of our customers and we’ll use those funds to continue to pay down indebtedness, but I don’t have a specific number to tell you that’s going to be $8 million. You know, generally speaking, we’ll use those available funds to pay down debt, but certainly not at the expense of anything we’re doing on a day-to-day basis.

G. Lynn Boggs - President and COO - InterCept, Inc.

Kevin, this is Lynn Boggs. As a follow-up to that, I don’t think we’d sign the $50-60 million facility if we thought it was going to be zero. Not to be, I mean, funny, but I think the purpose of that facility is to have it available to use for things, corporate purposes we see fit. If we have excess, as Scott said, as we have excess cash, we’ll pay it down and then you can see it continues to that drop. But the reason we went out and signed a $50 million facility is not just to have it and pay the, you know, there are fees if you don’t use it. So plan to, you know, we don’t have any plans today, but we didn’t have any plans just to bring that down to zero or we would have had a $26 million facility instead of 50, I think.

Shane Diamant - Stephens, Inc. - Analyst

Shane Diamant with Stephens. Can you walk through, I guess, the guidance in some of the, I guess, per the one-time amounts or charges that we expect in the fourth quarter? According to my calculations, it looks like we’re, on a GAAP basis, about 10 cents for the year down into 17-25. And I think there’s a few even where,

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I guess, additional expenses with the processing centers. Can you just kind of walk through those and make sure we’re kind of the same page on those?

Scott Meyerhoff - SVP and CFO - InterCept, Inc.

Well, when you say the GAAP basis of 10 cents, you’re talking about through the nine months ending?

Shane Diamant - Stephens, Inc. - Analyst

Right. Right.

Scott Meyerhoff - SVP and CFO - InterCept, Inc.

And versus the other pieces. I guess, here’s an easy way to go ahead and look at things. Certainly, the guidance was lowered and the guidance was lowered due to a number things we put in the press release. But, as we talked about, we put these significant items and not all the parts and all the pieces. However, looking at the FI group, we discussed Sovereign. We discussed $600,000 related to the amount there. We discussed the two centers consolidation, which we talked about impacted us from an addition cost plus a lost synergy of nearly 1.2 million in the third quarter and expected a smaller, but continuing amount until the end of the fourth quarter when those conversion items had occurred.

We also had a bit of a shortfall in the product sales, which we think has been remedied or is being remedied by the increased sales that we have. Going through those items, you know, earlier, Kevin had asked what’s one-time and what’s recurring? Sovereign is going to convert. Those costs are going to go away and the profits are going to start. Generally speaking, where we haven’t gotten the profits now because we’re still in a building mode. So I would characterize those as a nonrecurring item. Once they’re fully live in the December timeframe, that will be a contribution - a positive, not the contribution negative that we had seen.

In the items of the two centers, once again, that is a negative to our income statement in the third quarter. It’d be a less of a negative in the fourth quarter. But certainly, when those - when that conversion is complete on those two centers, that is no longer a negative and that goes away. In regard to products, certainly, that tracks on sales. We expect to see better performance there, based solely on what our sales group is currently accomplishing.

In the merchant area, we talked about $800,000 on the contract dispute and the $400,000 on the bin item. Those - you can always say that it could happen again. No one’s ever going to go ahead and say definitively I’ll slap my foot on the table, it’ll never happen again. But we don’t characterize those as recurring in nature. So generally speaking, those are not there. And then, we did talk about a reduced revenue amount of $1 million that - in the third quarter and continued weakness in the fourth. I think that’s a weakness to plan, not weakness based on have we seen the bottom and are we continuing to go - are we starting to go up?

But nonetheless, what we’re trying to address there is to match the costs appropriately to the revenues. Lastly, we’ve had some corporate-level costs, whether they be from the debt agreements or the amounts that we have to write off in expense from the debt issuance costs from a lender, the penalties that we had gotten in the third quarter, related to the 250,000, having that facility open in the 50,000 from the remaining piece of the waiver to go ahead and get out of that facility. Those generally go away.

You know, certainly, we’ve got new debt issuance costs that we amortize over the life, but there’s a benefit in that general area as well. And then your general corporate expenses, which, you know, I think any company, when we’re where we are, we work very hard to go ahead and use the money like you would use your own money. And I think that’s a corporate responsibility we take seriously and we deal with every day.

But generally speaking, those are the items that take us from the previous guidance to the new guidance. And generally speaking, I think, even in the guidance we talked about a 34-42 cent non-GAAP financial measurement, excluding the SLM items and the other items that we have previously disclosed. And you know, that’s based on, you know, what we know about the fourth quarter that’s still in that 34-42, includes a lot of these items which we characterize as nonrecurring.

On December 4, when we put out the 2004 guidance, certainly, that wouldn’t be in a 2004 guidance. But once again, we hadn’t quantified all those parts and pieces and that will be something we’ll go through in detail on or before December the 4th.

Shane Diamant - Stephens, Inc. - Analyst

On the SLM note, have there been any changes with debt, I guess, in the third quarter? I know that was valued, I think, around 10.50 a share when you did the second quarter write-off. And anything positively or negatively in the quarter?

Scott Meyerhoff - SVP and CFO - InterCept, Inc.

We have been trying to follow up on all parties. Nothing has moved very quickly in trying to find out whether the Kansas bankruptcy [Inaudible] service any rights or privileges to any of the shares. We still believe exactly as we have before that we have preference on those shares. We think we have it conservatively stated. The share price is generally in the same range as where it was when we made the determination, as of the June the 30th period to the December 30 period. So we hadn’t made any change in any way, shape or form because none of the following

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information has really changed significantly since the last determination that we made.

Shane Diamant - Stephens, Inc. - Analyst

Now, is the old EPX note - is that still - wasn’t there an issue with that or ...

Scott Meyerhoff - SVP and CFO - InterCept, Inc.

There was a note outstanding. There still is a note outstanding. There’s an individual that owes approximately $2.5 million. We believe the individual has the wherewith all to pay and, based on that, we have not reserved it and it is on our balance sheet.

Shane Diamant - Stephens, Inc. - Analyst

OK. Thanks. I’ll go again, if somebody else jumps in.

Scott Meyerhoff - SVP and CFO - InterCept, Inc.

Please.

Unidentified Participant

So, I guess, kind of stepping back, it looks like, really, maybe first or second quarter of next year before everything kind of settles out, if you want to take a snapshot and say this is where you’re at from a, you know, kind of recurring, go forward, this is what we think the business is going to do. It’s really, I mean, it’s going to take that long for, I guess, Sovereign to kind of get up and running. Is that kind of a fair way, you think, to look at it or ...

Scott Meyerhoff - SVP and CFO - InterCept, Inc.

I would characterize Sovereign specifically, as the results in the month of January would generally be what we would expect them at a full boat, 100% participation, 100% running. When I look at our business and I know John talked about this earlier in the FI group, we saw solid revenue gains in the FI group and that’s without a full Sovereign conversion, which will continue on and will increase the revenues into the 2004 timeframe.

In our press release, we mentioned attrition and I think people have got it confused and had said how much attrition have you seen in the FI group? Generally, the attrition that we have seen is in the merchant group. The issues that we had seen in the FI group are more on the cost side, more issues from the Sovereign project on the cost side. More issues from the consolidation of the two centers on the cost side. And I think that we continue to go ahead and see good strong revenue growth and our focus is on fixing the operational areas that we had gone ahead and encountered. I think, based on that, as we fix those, it continues to contribute to the bottom line.

Unidentified Participant

So for your strong sales in October, just typical contracts. I know there’s a delay before that revenue really hits the books. Is that something - would that typically be a fourth quarter item or is that something that’s maybe first quarter?

Scott Meyerhoff - SVP and CFO - InterCept, Inc.

Lynn talked about 90-120 days, generally, is the timeframe from an October sale or for any month sales. Whether - some banks, once again, we talk about conversions and they push them out. I’d characterize it, really, as anywhere between 90-180 days as when you sell it, when you would actually get the revenue contributions. So you could follow through and say an October sale generally isn’t a fourth quarter revenue income. Now, there are always exceptions. There are always customers who go ahead and say I bought it. I need it next month and you need to have it in before Thanksgiving. And we run real hard and we can generally do that to appease the bank. But that’s not the normal - the normal event. The normal event it’s generally a longer timeframe.

Unidentified Participant

OK. Thanks.

John Collins - Chairman and CEO - InterCept, Inc.

John Collins. I might add that, as it relates to those conversions, to everyone that Scott mentioned that somebody may say, well, I’d like to have it earlier, there’s one that was sold in August that says I’d like to put it off until after the first of the year. So, those things generally wash each other pretty well and you won’t really see an impact. I mean, the bottom line is there is no impact.

But I wanted to add, too, that it seems like almost every word is Sovereign. I feel good about our business without Sovereign as well. We have a good strong, especially financial institution side of the business from the core process and the sales are good. We feel good about where we are and our world does not revolve around Sovereign, although they’re an excellent customer. We have an excellent relationship with them and we hope that all of this gets put to bed and we’ll stop discussing this after the fourth quarter, although there may be statement follow-on in the first quarter and issues like that.

But as you started out, even with your question or early dissertation, that it looks like it may be the first or second quarter before a lot of these things get completed. That may be true and

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that’s certainly true about Sovereign, but I still feel good about our business and even though we talk about Sovereign a lot and there’s a lot of questions about it, that’s obvious because it’s a big customer. But we have a lot of great customers that aren’t Sovereign and they’re all going very well as is the rest of the business.

David Trossman - Wachovia Securities - Analyst

David Trossman. I’d like to ask you a question of the right for you to exclude Sovereign from any of your answers, then. But can - is there any way you can give us quantification or how you think about the number of items that are flowing through your processing centers, the volume of check, maybe on a year-over-year basis?

G. Lynn Boggs - President and COO - InterCept, Inc.

This is Lynn Boggs and I think I’ll [Inaudible] to Randy in just a second. I think when you look at the overall numbers, David, we see, on customer-to-customer basis, a little bit different than what we know is the norm out in the world or what the talk is within the investment community. Our customers are typically flat year over year in check volume. There’s reasons for that.

Our typical customer is not - like our great lender, Bank of America - our typical customer is a $300 million institution in Wetumpka, Alabama or Montgomery or wherever it may be. They’re not - they’re not an institution that’s a $100 billion institution that has a large group of customers that have changed dramatically. They’re still the same customers. And we have not seen a dramatic change. In fact, I would say, year over year, month over month, customer to customer, we’re flat. Is that fair, Randy?

Randy Fluitt - Executive Vice President, Operations - InterCept, Inc.

Yes, Lynn, I think that’s exactly what we’re seeing.

G. Lynn Boggs - President and COO - InterCept, Inc.

I - this is Lynn Boggs again. I’d like to would back up for one minute for one of your questions, Shane, was October sales and how did that relate to future revenue for the company. We’ve probably left short where we left off this last conversation back in August when we had the same analyst day. We actually said then that July was the best month we’ve had this year in sales. Well, the second half of this year has been not just about October, since June, July, August, September, October, we’ve had very good revenues or very good contract signings that have been nearly every month.

It’s not been we’re just October and all that - just fed into - it was a fantastic month in October. But it started, really, with the whole second half of the year, we’ve seen an increase across the board. So I think you’ll see some of that really actually roll into the fourth quarter, but we don’t - with an annual contract that’s five years and you’re only getting one month of it, there’s not a huge number that may inflow. But I think that it’s not just about October. It’s really about the second half of the year. We’ve had a very good sales cycle for the second half of the year.

Unidentified Participant

OK. I’ll apologize if we’re asked this question, but Scott, you mentioned that there are expenses on Sovereign that go away in, I guess, the first or second quarter of next year. I’m just want to be sure I understand exactly what you mean by that.

Scott Meyerhoff - SVP and CFO - InterCept, Inc.

Well, let me go ahead and address that because it sounds like this is a two-parter. To address your question as far as they go away, as Lynn and Randy talked about, you get - you get people there. And there’s no revenue contribution related to them. So certainly, that’s a negative that becomes a positive once there’s revenue to contribute.

G. Lynn Boggs - President and COO - InterCept, Inc.

I’m going to interject. There’s two parts of that. There some money you spend to train those people to get them to sitting there. So there are some expenses that actually go away that we’re spending today.

Scott Meyerhoff - SVP and CFO - InterCept, Inc.

Especially from an efficiency standpoint, I think, as you process, which we’ve even seen, as you process, you realize there’s things that you program in to do better that cut your related costs and actually, even on the second phase, when you do a conversion the second time, you do it a little bit better than you did the first time. All things being considered, there are expenses from conversion, from training, from staffing, any number of things that change as the contract goes on. And then, lastly, there’s the revenue that comes in that offsets the expense - whereas we had no revenue offsetting the expense.

Unidentified Participant

But in hard dollar terms, is the expense that goes with running the Sovereign business, does it go down after they’re live?

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ICPT - Q3 2003 InterCept Earnings Analyst Meeting

John Collins - Chairman and CEO—InterCept, Inc.

This is John Collins. I think that part of it that Lynn just mentioned, there’s some additional costs in start up, made of them, but I believe Scott’s reference is really we have cost. We don’t have revenue. In future quarters, we’ll have revenue that offsets that cost. It doesn’t really go away. It just disappears into the revenue. I mean, there’s a margin ...

Unidentified Participant

OK ...

John Collins - Chairman and CEO—InterCept, Inc.

... associated with—all that cost doesn’t go away, although I believe there are some costs that are startup costs.

G. Lynn Boggs - President and COO—InterCept, Inc.

There’s recruiting, there’s training. There’s extra people we send in to help with the projects from other centers that we’ve got. So there are some additional costs to get it started.

John Collins - Chairman and CEO—InterCept, Inc.

Absolutely. There are full-time training people.

Unidentified Participant

I’m just trying to get a better sense for what the setup costs are and I think I have that now. OK.

John Collins - Chairman and CEO—InterCept, Inc.

OK.

Unidentified Participant

The second thing, if we exclude Sovereign from your revenue in the September quarter, how much—what’s left? In other words, how much revenue came from Sovereign?

Scott Meyerhoff - SVP and CFO—InterCept, Inc.

I believe that what’s left is about 98%. The Sovereign is out of the total revenue, which is nearly $49 million—49.5 million on FI side. I believe the total Sovereign contribution was somewhere in the neighborhood of $1.5 million.

G. Lynn Boggs - President and COO—InterCept, Inc.

That’s correct. It’s just over $1.5 million.

Stephen Laws - W.R. Hambrecht—Analyst

Hi. Stephen Laws, WR Hambrecht again. I see John Perry over there’s been quiet for awhile, so I’ll circle back. I know—I know, when we were here in Atlanta six months ago, having this analyst day, you spend a significant amount of time discussing Internet payment solutions, consolidating a few different business segments and the cost synergies that we’d see there. You know, if we back out of the charge and the penalty, we’re looking for merchant services business just above breakeven on an operating income basis.

Have we seen all the expense savings we’re going to see? What’s the key to drive margins higher there? Is it more transactions from existing merchants? What type of margins are you bringing on new merchants? Like, if you could maybe, given that that business is newer to the company, can you walk us through kind of what we’re going to see there and what’s going to drive growth on the operating income line there?

Scott Meyerhoff - SVP and CFO—InterCept, Inc.

Sure, happy to do that, Stephen. As far as—are there more opportunities to see? The answer to that is absolutely. Today, we have sales, legal, finance, you know, administrative—that has all been consolidated. We still have two technology units because we’re still running multiple platforms in Florida and in Delaware. They have discrete and different customer bases on them. We also continue to process charge backs and merchant customer service in Delaware. We process merchant customer service in Florida.

We’re continuing to understand and look at the opportunities of combining those two areas and finding out where the best place for those, you know, those functions to occur. And the same thing on—we’ve got multiple gateways from a technology standpoint. We’ve got one in Delaware and two in Florida. And over time, it makes sense to get to a common gateway for the entire business. Specifically, the gateway that we believe, that we talked about early in the second quarter was the NextGen gateway.

And that gateway is actually the platform that we brought C-Net up on and that’s the best of breed gateway that, over time, preferably by the end of next year, that all of the IPS Web-based merchants begin to use. And it’s also one of the primary conduits to be able to provide IP processing for merchants that are in a brick and mortar type of situation.

So I don’t—I don’t think, you know, we have not combined all of the areas. But the other thing that we continue to do is try to align

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ICPT - Q3 2003 InterCept Earnings Analyst Meeting

our cost structure with our revenue base. Specifically, we did have some merchant attrition that we had not necessarily forecasted early on in the year, but as it became clear to us that they were not going to be able to make some of the charge back thresholds, in October, it was our preference to have that merchant leave and, unfortunately, you can’t necessarily drive down the cost sometimes as fast as you can make a merchant leave, which is in a matter of days.

The other opportunity - the other opportunity, Stephen, is we have our portfolio in - our agent bank portfolio of 71 banks, roughly 14,000 merchants in Brentwood, Tennessee. The idea is, currently, as you may have seen in the GMAC bank relationship, we signed an agreement to get a Visa access point as well as a MasterCard access point through GMAC, which clearly allows us to process and act as a tier one processor. And allows us to remove some of our back end settlement costs with First Data and vital services.

And we believe that, over time, we’ll also be able to move that agent bank portfolio that today sits on a fairly high cost base platform on the U.S. Bank platform that we would also be able to migrate it to our own direct connects on the GMAC Bank relationship. So there are still quite a few moving parts, but a lot of them are absolutely in flight with the expectation that we’ll see most of those in the first half of next year.

Stephen Laws - W.R. Hambrecht - Analyst

Great. Thanks a lot. And I guess one follow-up on the non-Sovereign financial institution business and kind of a question that you used to hear a lot. John, if maybe you could talk about what you’re hearing from present community banks as far as budget planning, going into next year. Are we going to see any type of spend it or lose it spending from this year’s budget that we used to talk, per the slowdown we’ve seen recently in spending? If you could maybe talk about kind of the macro spending plans and ideas you’re hearing from community bank CEOs recently. Thanks.

John Collins - Chairman and CEO - InterCept, Inc.

I’m John Collins. I’m going to ask Jeff. You direct questioned me. I’m going to ask Jeff to address that questions.

Jeff Berns - Senior Vice President, National Sales - InterCept, Inc.

Again, this is Jeff Berns. I don’t think that we so much hear it coming from their mouths, but I think that what we can tell you is that it’s starting to look like days of old when, you know, October was a very good month. People are starting to try to make decisions, get them in before year-end. Spend the money while it’s there within the budget. So, you know, again, I think that this is somewhat similar to the years that we saw below the - before the slowdown. Our November looks really good. However, I don’t want to certainly make assumptions about what’s going to happen in November, but we see November turning out to be every bit as strong as what October was. So that would tell me we are getting back to normal cycles in terms of budgeting and spending and technology and so forth.

Unidentified Participant

Just a modeling question, Scott. The tax rate jumped up here in the third quarter. What will it be - what’s baked into your guidance for the full year?

Scott Meyerhoff - SVP and CFO - InterCept, Inc.

The tax rate, I guess, it’s a bit confusing, simply from the standpoint that pretax net income was lower and because of that, the permanent items are - distort the tax rate pretty significantly. The bigger that number is, the less distortion that you have in tax rate. We continue to model a 39 - 38-40% tax rate. And really, it’s depending upon where the net income comes in. If the net income comes in, you know, much like it was a quarter or two ago, it’s right back in that 37-39% range. If it’s different, it’s different. But generally speaking, it’d be in the high 30s.

G. Lynn Boggs - President and COO - InterCept, Inc.

If there are no further questions, I’ll ask John if he’ll wrap it up for us.

John Collins - Chairman and CEO - InterCept, Inc.

I’m sorry. I don’t really - I don’t really have any other comments. I appreciate everybody joining us and all those that joined us on the Webcast as well. Thanks and have a good day.

G. Lynn Boggs - President and COO - InterCept, Inc.

Thank you.

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ICPT - Q3 2003 InterCept Earnings Analyst Meeting

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